                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      FBR Asset Investment Corporation
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:

                        FBR ASSET INVESTMENT CORPORATION
                                 Potomac Tower
                          1001 Nineteenth Street North
                           Arlington, Virginia 22209

                                 April 25, 2001

Dear Shareholder:

      On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of FBR Asset Investment Corporation, which will be held at the Key Bridge Marriott Hotel, 1401 Lee Highway, Arlington, Virginia, on Thursday, May 24, 2001, at 10:00 a.m. The matters to be considered by shareholders at the Annual Meeting are described in detail in the accompanying materials.

      It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. Let me urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if for whatever reason you are unable to attend.

      Your continued support of, and interest in, FBR Asset Investment Corporation are sincerely appreciated.

                                          Sincerely,
                                          /s/ Eric F. Billings
                                          Eric F. Billings
                                          Chairman

                        FBR ASSET INVESTMENT CORPORATION
                                 Potomac Tower
                          1001 Nineteenth Street North
                           Arlington, Virginia 22209

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                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

--------------------------------------------------------------------------------

To the Shareholders of FBR Asset Investment Corporation:

      NOTICE IS HEREBY GIVEN THAT the 2001 annual meeting of shareholders (the "Annual Meeting") of FBR Asset Investment Corporation (the "Company") will be held at the Key Bridge Marriott Hotel, 1401 Lee Highway, Arlington, Virginia, on Thursday, May 24, 2001, at 10:00 a.m., for the following purposes:

    1. To elect five directors to serve on the Board of Directors for a one-year term and until their successors have been duly elected and qualified;

    2. To ratify the appointment of Arthur Andersen LLP as independent auditors for the fiscal year ended December 31, 2001;

    3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

      Only shareholders of the Company of record as of the close of business on April 5, 2001 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

      Further information regarding the Annual Meeting, the nominees for election to the Board of Directors and the independent auditors is contained in the enclosed Proxy Statement.

                                        By Order of the Board of Directors
                                        /s/ Mary A. Sheehan
                                        Mary A. Sheehan
                                        Corporate Secretary
Arlington, Virginia
April 25, 2001

       Your vote is very important. As soon as possible, please sign, date and return the enclosed proxy card in the accompanying, postage pre-paid envelope. Shareholders attending the meeting may vote in person even if they have returned a proxy card.

                        FBR ASSET INVESTMENT CORPORATION

--------------------------------------------------------------------------------

                                PROXY STATEMENT

--------------------------------------------------------------------------------

                              GENERAL INFORMATION

This Proxy Statement and the accompanying form of proxy and Notice of Annual Meeting are provided in connection with the solicitation of proxies by the Board of Directors of FBR Asset Investment Corporation, a Virginia corporation (the "Company"), for use at the annual meeting of shareholders to be held at the Key Bridge Marriott Hotel, 1401 Lee Highway, Arlington, Virginia, on Thursday, May 24, 2001, at 10:00 a.m. and any adjournments thereof. The mailing address of the principal executive offices of the Company is Potomac Tower, 1001 Nineteenth Street North, Arlington, Virginia 22209. This Proxy Statement and the enclosed form of proxy and Notice of Annual Meeting are first being mailed to the shareholders of the Company on or about April 25, 2001.

Questions & Answers about the Meeting

Notice & Voting

Question:   Who is entitled to vote?

Answer: Each outstanding share of the Company's common stock entitles its holder to one vote. Only shareholders of record at the close of business on April 5, 2001, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

Question:
            How do I vote?

Answer: If you complete and properly sign the accompanying proxy card, it will be voted as you specify. If you are the shareholder of record and do not specify, it will be voted for the election of the nominees named in this proxy statement as directors and for the ratification of the appointment of Arthur Andersen LLP as independent auditors for the fiscal year ended December 31, 2001.

Question:   Can I revoke my proxy and change my vote?

Answer: You may revoke the proxy either by delivering written notice of such revocation to the Secretary of the Company before the Annual Meeting, by submitting a properly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Question:
            If my shares are held in "street name" by my broker, will my broker vote my shares for me?

Answer: If you hold your shares of Company common stock in "street name" (that is, through a broker or intermediary), you may vote and revoke a previous vote only by following the procedures established by the record holder or its agent.

Question:
            What vote is needed to approve each item?

Answer: With regard to the election of directors, shareholders may vote in favor of some or all of the nominees or withhold their vote as to some or all of the nominees. If a quorum is present, then the nominees receiving a plurality of the votes cast at the Annual Meeting will be elected directors. With regard to the proposal to ratify the appointment of the auditors, shareholders may vote in favor of the proposal, against the proposal or abstain from voting. Ratification of the appointment of the auditors requires the affirmative vote of a majority of the votes cast on such matter.

Question:   What is the effect of an abstention?

Answer: You may not abstain from electing a nominee as a director. With respect to each nominee, you must vote for the election of the nominee or withhold your vote. Abstentions from the proposal to ratify the appointment of the auditors will not be counted "for" or "against" the proposal, but will be counted for the purpose of determining the existence of a quorum.

Question:   What if I hold my shares in "street name" and do not specify how my shares should be voted?

Answer: Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners, unless the brokers have been given discretionary voting power by the beneficial owners. However, brokers or nominees holding shares for a beneficial owner may not have discretionary voting power and may not have received voting instructions from the beneficial owner of the shares. In such cases, the broker may not vote on these proposals. This results in what is known as a "broker non-vote." A "broker non-vote" has the effect of a negative vote when a majority of the shares outstanding and entitled to vote is required for approval of a proposal, and "broker non-votes" will not be counted as votes cast but will be counted for the purpose of determining the existence of a quorum. As a result, broker non-votes will have no effect on the proposal to ratify the appointment of the auditors, since ratification of the appointment of auditors requires the affirmative vote of a majority of the votes cast. Because the election of directors is a routine matter for which specific instructions from beneficial owners will not be required, no "broker non-votes" will arise in the context of the proposal relating to the election of directors. Votes "withheld" from a director-nominee also have the effect of a negative vote since a plurality of the shares cast at the annual meeting is required for the election of each director.

Question:   What constitutes a quorum?

Answer: A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. At the close of business on March 31, 2001, the Company had outstanding 3,427,527 shares of common stock.

Question:   What are the Board's recommendations?

Answer: The Board of Directors recommends a vote FOR each of the nominees for director and FOR the proposal to ratify the appointment of the Company's auditors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company's Articles of Incorporation provide for a Board of Directors consisting of not less than one nor more than nine members, unless otherwise determined by the affirmative vote of at least 80% of the Board of Directors. Directors are elected by the shareholders of the Company at each Annual Meeting. The Board of Directors has set at five the number of directors constituting the current Board of Directors to be elected at the Annual Meeting.

All five of the current directors of the Company, Eric F. Billings, Emanuel J. Friedman, Peter A. Gallagher, Stephen D. Harlan and Russell C. Lindner, have been nominated for reelection to serve as directors for a one-year term expiring at the Company's annual meeting in 2002 or until their successors are elected or appointed. Biographical information about each nominee is set forth below.

If any nominee becomes unavailable or unwilling to serve the Company as a director for any reason, the persons named as proxies in the form of proxy are expected to consult with management of the Company in voting the shares represented by them. The Board of Directors has no reason to doubt the availability of any nominee, and each has indicated his willingness to serve as a director of the Company if elected by the shareholders at the Annual Meeting.

                       NOMINEES FOR ELECTION AS DIRECTOR

ERIC F. BILLINGS, age 48, has served as a director of the Company since its founding in 1997. Mr. Billings served as Vice Chairman and Chief Executive Officer of the Company from its founding in 1997 until April 2000. Since April 2000 he has served as Chairman and Chief Executive Officer. He served as the Vice Chairman and Chief Operating Officer of Friedman, Billings, Ramsey Group, Inc. (together with its predecessors, "FBR Group") from FBR Group's founding in 1989 until 1999, and has served as Vice Chairman and Co-Chief Executive Officer of FBR Group since 1999. Mr. Billings is involved in FBR Group's investment banking, research, brokerage, and asset management activities. He currently also serves as the Vice Chairman and Co-Chief Executive Officer of Friedman, Billings, Ramsey Investment Management, Inc. ("FBRIM"), the manager of the Company's assets. He also manages private investment funds sponsored by FBRIM. Mr. Billings entered the securities industry in 1983, when he joined Legg Mason Wood Walker & Co., Inc., and from 1984 until 1989, he was Senior Vice President in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, DC brokerage firm.

EMANUEL J. FRIEDMAN, age 55, has served as director of the Company since its founding in 1997 and served as Chairman from 1997 until April 2000. He served as Chairman and Chief Executive Officer of FBR Group from its founding in 1989 until 1999, and has served as the Chairman and Co-Chief Executive Officer of FBR Group since 1999. Mr. Friedman is involved in FBR Group's investment banking, research, brokerage, and asset management activities. He currently serves as the Chairman and Co-Chief Executive Officer of FBRIM, the manager of the Company's assets. He also manages private investment funds sponsored by FBRIM. Mr. Friedman founded the Friedman, Billings, Ramsey Foundation, a charitable foundation, in 1993 and currently serves as one of its directors. Mr. Friedman entered the securities industry in 1973, when he joined Legg Mason Wood Walker & Co., Inc., and from 1985 until 1989, he was Senior Vice President in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, DC brokerage firm.

PETER A. GALLAGHER, age 60, has served as a director since August 2000. Since July 1997, Mr. Gallagher has served as the Chief Executive Officer of America's Promise--the Alliance for Youth, a non-profit organization mobilizing people from every sector of American life to build the character and competence of America's youth. From 1994 through 1996, Mr. Gallagher served as Chief Executive Officer of Source One Financial Services, Inc. and from 1989 through 1993 he served as Senior Vice President of AT&T Consumer Affairs. Mr. Gallagher currently serves as a member of the Board of Trustees of Pew Charitable Trust-- Partnership for Civic Change, and from 1996 until 1999 he served as a member of the Board of Directors of Retrieval Technologies and as Vice Chairman of the District of Columbia Emergency Board of Education.

STEPHEN D. HARLAN, age 67, has served as a director of the Company since its founding in 1997. He is the Chairman of H.G. Smithy Company, a specialized real estate firm that provides mortgage banking, finance, investment advising and property management services to commercial real estate investors. Before joining H.G. Smithy in 1993, Mr. Harlan was Vice Chairman of KPMG Peat Marwick, where he also served on KPMG's International Council, Board of Directors, and Management Committee. In June 1995, President Clinton appointed Mr. Harlan to the District of Columbia Financial Responsibility and Management Assistance Authority, where he served as Vice Chairman until September 1998. Mr. Harlan chairs the Finance Committee and is a member of the Board of Directors of MedStar Health, Inc. He also serves on the Boards of Directors of the Mary and Daniel Loughran Foundation, Inc. and ING Direct Bank, is a member of the Senior Council of the Greater Washington Board of Trade, is a Trustee and member of the Executive Committee of the Carnegie Endowment for International Peace, and is the Chairman of the Board of the Counsel for Court Excellence.

RUSSELL C. LINDNER, age 46, has served as a director of the Company since 1999. He is currently the Chairman of the Forge Company, the parent company of Colonial Parking, Inc., and Bear Saint Properties, Inc., a real estate investment advisory firm. He has served as Chairman of the Forge Company since January 1, 1994. Mr. Lindner is a former or current board member of Riggs Bank (Board of Consultants), The National Conference of Christians and Jews (DC), Jubilee Housing, GW Law Alumni Association, The Salvation Army (DC), The Federal City Council, the National Rehabilitation Hospital and the Washington International School. Mr. Lindner recently also served a three-year term as Chairman of the Board of The Landon School.

Board Recommendation

The Board of Directors recommends a vote For each of the nominees for director.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT AUDITORS

Arthur Andersen LLP served as independent auditors for the Company for the year ended December 31, 2000. The Board of Directors, based on the recommendation of the Audit Committee, appointed Arthur Andersen LLP as independent auditors for the 2001 fiscal year. Arthur Andersen will audit our consolidated financial statements for the 2001 fiscal year and perform other services.

Audit Fees. The aggregate fees for professional services rendered by Arthur Andersen in connection with their audit of our consolidated financial statements and reviews of the consolidated financial statements in our Quarterly Reports on Form 10-Q for the 2000 fiscal year were $69,450.

Financial Information Systems Design and Implementation Fees. There were no professional services rendered by Arthur Andersen in the 2000 fiscal year relating to financial information systems design and implementation fees.

All Other Fees. The aggregate fees for all other services rendered by Arthur Andersen in the 2000 fiscal year, which services related to tax compliance and tax consulting, were $86,650.

A proposal will be presented at the Annual Meeting to ratify the appointment of Arthur Andersen as our independent auditors. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions. If the shareholders do not ratify the appointment, the Board of Directors will reconsider it.

Board Recommendation

The Board of Directors recommends a vote For ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors.

OWNERSHIP OF THE COMPANY'S COMMON STOCK

The following table, based on information available to the Company including shareholder filings with the Securities and Exchange Commission under Section 13 of the Securities Exchange Act of 1934, sets forth information concerning beneficial owners of more than 5 percent of the Company's outstanding common stock as of December 31, 2000:

                                             Number of
                                               Shares
     Name and Address of                    Beneficially
     Beneficial Owner                          Owned              Percent
     -------------------                    ------------          -------
     Friedman Billings, Ramsey Group, Inc.
     1001 Nineteenth Street North
     Arlington, VA 22209                     2,404,591(/1/)(/2/)  51.16%

     Boston Partners Asset Management
     One Financial Center
     43rd Floor
     Boston, MA 02111                          428,721            11.04%

     Continental Casualty Company
     333 South Wabash Ave.
     Floor 23 South
     Chicago, IL 60685                         483,100            12.44%

--------
(/1/)Held through wholly-owned subsidiaries as to which Messrs. Billings and Friedman may be deemed to have shared voting and dispositive power. Messrs. Billings and Friedman disclaim beneficial ownership of all such shares in excess of their respective pecuniary interests.
(/2/)Includes shares as to which currently exercisable options are held.

How Much Stock Do the Company's Directors and Officers Own?

The following table sets forth the beneficial ownership of the Company's common stock, as of March 31, 2001, by (i) each director and director nominee of the Company, (ii) each executive officer of the Company and (iii) all directors and executive officers as a group. Unless otherwise indicated, shares of common stock are owned directly and the indicated person has sole voting and investment power.

                               Shares of Common       Shares of Common
                               Stock Benefically      Stock Acquirable Percent
            Name                     Owned             Within 60 days  of Class
            ----               -----------------      ---------------- --------
Eric F. Billings, Chairman
 and
 Chief Executive Officer            256,600(/1/)(/2/)          --        7.99%
Emanuel J. Friedman, Director            --(/2/)               --          --
Peter A. Gallagher, Director             --                15,000       (/3/)
Stephen D. Harlan, Director           6,000                15,000       (/3/)
Russell C. Lindner, Director             --                15,000       (/3/)
Kurt R. Harrington, Chief
 Financial Officer                      750                             (/3/)
Richard J. Hendrix, Chief
 Operating Officer                       --                    --
All directors and executive
 officers as a group
 (7 persons)                        263,350                45,000        8.88%

--------
(/1/)Includes 244,700 shares held by FBR Weston, Limited Partnership, as to which Mr. Billings may be deemed to have shared voting and dispositive power. Mr. Billings disclaims beneficial ownership of all shares held by Weston in excess of his pecuniary interest.
(/2/)Except as described in footnote 1, does not include shares identified above for FBR Group, of which Messrs. Billings and Friedman and W. Russell Ramsey are principal shareholders.
(/3/)Less than 1%.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16 of the Securities and Exchange Act of 1934, the Company's directors and executive officers, and any persons beneficially owning more than ten percent of the Company's common stock, are required to report their ownership of the common stock and any changes in that ownership to the SEC. These persons are also required to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to report in the Proxy Statement any failure to timely file such reports by those due dates during the 2000 fiscal year.

Based solely upon its review of the reports furnished to the Company or written representations from the Company's directors and executive officers that such reports were not required from those persons, the Company believes that all of these filing requirements were satisfied by the Company's directors and executive officers during 2000.

MANAGEMENT OF THE COMPANY

Who Are the Officers of the Company?

The executive officers of the Company, their ages and their positions are as follows:

                 Name                  Age            Position(s) held
                 ----                  ---            ----------------
Eric F. Billings......................  48 Chairman and Chief Executive Officer

Richard J. Hendrix....................  35 Chief Operating Officer

Kurt R. Harrington....................  48 Chief Financial Officer and Treasurer

The executive officers serve at the discretion of the Board of Directors. Biographical information for the last five years about Eric F. Billings is provided above. Biographical information for the last five years about Kurt R. Harrington and Richard J. Hendrix is set forth below.

Kurt R. Harrington has served as Chief Financial Officer and Treasurer of the Company since September 1999. He joined FBR Group in March 1997 as Vice President, Finance and Treasurer, and has served as Chief Financial Officer of FBR Group since January 2000. Mr. Harrington was previously the Chief Financial Officer of Jupiter National, Inc., a publicly-traded closed-end venture capital company. As part of his portfolio management responsibilities at Jupiter, he also served as a director of a number of companies, including Viasoft, Inc., a publicly-traded software company. Mr. Harrington is a Certified Public Accountant.

Richard J. Hendrix has served as Chief Operating Officer of the Company since March 2001. Mr. Hendrix is also a Senior Managing Director in the Investment Banking Group for Friedman Billings Ramsey & Co., Inc. In addition, since July 1, 2000, Mr. Hendrix has served as President and Chief Financial Officer of Pocket Script, Inc., an early stage, privately-held company that provides electronic prescription solutions for physicians. From January 1998 until August 1999, Mr. Hendrix was the Managing Director of PNC Capital Markets' Investment Banking group focusing on mergers and acquisitions and equity and high-yield debt underwriting. Prior to that, Mr. Hendrix headed PNC Capital Market's asset-backed securities business, which encompasses public underwriting of asset backed securities, private placement of asset backed securities and the administration of two commercial paper conduits.

How Often Did the Board Meet in 2000?

The Board of Directors held four meetings during 2000. All directors attended at least 75% of the Board meetings and meetings of committees of the Board on which they served.

What Committees has the Board Established?

The Company presently has an Audit Committee, Contracts Committee, Executive Committee and a Nominating Committee of its Board of Directors. The Board may, from time to time, form other committees as circumstances warrant. Such committees have authority and responsibility as delegated by the Board of Directors.

Audit Committee. The Audit Committee consists of the Company's three independent directors, Messrs. Gallagher, Harlan and Lindner. Mr. Harlan serves as Chairman. The Audit Committee assists the Board of Directors in monitoring the Company's financial reporting process, and will assume such additional responsibilities as may be assigned to it by the Board of Directors from time to time. Each member of the Audit Committee is "independent" as defined by the American Stock Exchange. The Audit Committee held 3 meetings during 2000. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Exhibit A to this proxy statement.

Contracts Committee. The Contracts Committee consists of the Company's three independent directors, Messrs. Gallagher, Harlan and Lindner. Mr. Lindner serves as Chairman. The Contracts Committee assists the Board of Directors in reviewing any contract that the Company may propose to enter into with FBRIM or its affiliates, including without limitation, the Management Agreement between the Company and FBRIM, and monitors on an ongoing basis the performance of FBRIM or any of its affiliates pursuant to any such contract. During 2000, reviews of proposed contracts between the Company and FBRIM or its affiliates were handled in the course of regular Board meetings in which the members of the Contracts Committee participated. Accordingly, the Contracts Committee held no separate meetings during 2000.

Executive Committee. The Executive Committee consists of Messrs. Billings and Friedman. Mr. Billings serves as the Chairman. When the Board of Directors is not in session, the Executive Committee exercises all of the Board of Director's authority, provided, however, that unless otherwise authorized by the Company's Bylaws, the Executive Committee does not have the authority to elect directors, declare dividends or distributions on stock, recommend to shareholders any action that requires shareholder approval, amend or repeal the Company's Bylaws, approve any merger or share exchange that does not require shareholder approval, authorize the issuance of stock, or approve transactions that require the approval of the independent directors. The Executive Committee held no meetings during 2000.

Nominating Committee. The Nominating Committee consists of the Company's three independent directors, Messrs. Gallagher, Harlan and Lindner. Mr. Lindner serves as Chairman. The Nominating Committee assists the Board of Director's in establishing processes for director nominations, including the criteria for selecting nominees, and identifies and recommends nominees for election to the Board of Directors. During 2000, nomination matters were handled in the course of regular Board meetings in which the members of the Nominating Committee participated. Accordingly, the Nominating Committee held no separate meetings during 2000.

Compensation of Directors

The Company pays its independent directors an annual fee of $20,000, plus an additional fee of $1,000 for each additional meeting of the Board of Directors attended in person after the first four meetings. In addition, an annual fee of $2,000 is paid to the Chair of any committee of the Board. Directors who are directors, officers or employees of FBRIM or any of its affiliates do not receive separate compensation from the Company. The Company reimburses all directors, including affiliated directors, for the costs and expenses of attending all Board of Directors and committee meetings.

In addition, the Company has from time to time granted to its independent directors stock options under the FBR Asset Investment Corporation Stock Incentive Plan. In connection with his election as a director, the Company granted to Peter A. Gallagher options to acquire 15,000 shares of the Company common stock. These options have an exercise price of $15 per share and were fully exercisable upon grant.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in monitoring the Company's financial reporting process. Management has primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in the 2000 Annual Report on SEC Form 10-K with the Company's management and the independent auditors. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee has discussed with the independent auditors, the auditors' independence from the Company and its management including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has considered the compatibility of non-audit services with the auditors' independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company's Annual Report on SEC Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Stephen D. Harlan, Chair
Peter A. Gallagher
Russell C. Lindner

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Because of its extensive involvement in real estate securities, FBR Group may have material direct and indirect interests in, or relationships with, companies in which the Company also has an interest. FBR Group's interests may conflict with the Company's interests. For example, the Company may purchase equity securities of, or loan money to, a company whose securities have been or will be underwritten by Friedman, Billings, Ramsey & Co., Inc. or of a company to which Friedman, Billings, Ramsey & Co., Inc. provides financial advisory services or on which Friedman, Billings, Ramsey & Co., Inc. provides ongoing research or in whose securities Friedman, Billings, Ramsey & Co., Inc. makes a market. The purchase of securities by the Company, or loans by the Company, create a conflict because they may indirectly benefit FBR Group and its directors, officers, and owners.

Since 1994, FBR Group, through Friedman, Billings, Ramsey & Co., Inc., has provided underwriting and other investment banking services to Prime Group Inc. and its affiliates. Since January 1, 1997, Friedman, Billings, Ramsey & Co., Inc. has acted as lead underwriter or co-manager, or provided advisory services to affiliates of Prime Group Inc., in connection with $710.5 million of capital raising and $973.1 million of merger transactions.

  . From September 7 to October 18, 1998, the Company acquired 123,500 common shares of Prime Retail, Inc., an affiliate of Prime Group Inc., in open-market transactions at an average price per share of $9.73. The closing price of shares of Prime Retail, Inc.'s common stock on April 19, 2001, was $0.36 per share. On April 21, 1999, the Company acquired 78,400 shares of Prime Retail, Inc.'s Series A 10.5% preferred stock in open-market transactions at $18.55 per share. The closing price of those shares on April 19, 2001, was $6.30 per share. In November 1999, the Company also loaned Prime Retail, Inc. and its affiliate, Prime Retail, L.P., $20 million. The entire principal balance outstanding under the note and all accrued interest thereon was paid on December 22, 2000.

  . On September 29, 1999, the Company made a $7.0 million loan to Prime Capital to enable Prime Capital to finance its remaining mortgage loans pending liquidation. This loan bore interest at an annual rate of 12.00% until November 29, 1999, at which time the interest rate increased to 17.00%. The maturity date for the loan was originally January 29, 2000, but the Company subsequently extended the maturity date to March 31, 2000. The maturity date was again extended and the interest rate increased to 20.00%, to enable Prime Capital to liquidate its remaining two mortgage loans. The outstanding principal balance of this loan was repaid in May 2000.

  . On July 17, 2000, the Company extended a $4 million loan to Prime Capital Funding I, LLC pursuant to a Sixty-Day Loan and Security Agreement. The loan bore interest at a rate of 18% per annum and was secured by a pledge of two collateral mortgage notes owned by Prime Capital Funding with an aggregate principal balance of approximately $11.3 million, both of which notes were secured by deeds of trust on the same three commercial real estate properties. On September 29, 2000, Prime Capital Funding conveyed the two collateral mortgage notes to the Company in exchange for the Company's cancellation of Prime Capital Funding's indebtedness under the $4 million loan. In connection with this conveyance, Prime Capital Funding also agreed to repurchase the two collateral mortgage notes from the Company on December 26, 2000, for a cash repurchase price of $4,155,778 plus any costs associated with the transaction. On December 26, 2000, the Company agreed to extend the date for the mandatory repurchase of the two notes to January 4, 2001, in exchange for an increase in the repurchase price to $4,171,951. The Company again agreed to extend the date of the mandatory repurchase to February 9, 2001, in Exchange for an increase in the repurchase price to $4,243,705. On February 9, 2001, Prime Capital Funding repurchased the two collateral mortgage notes from the Company for this repurchase price, and reimbursed the Company for costs incurred in connection with the transaction.

  . On December 23, 1997, the Company entered into an interim financing and security agreement with Prime Capital Holding, LLC, an affiliate of Prime Group, Inc., for up to $20 million. The note accrued interest at a rate between 12% and 17% per annum, depending on the funding period. The agreement originally called for a maturity date of May 31, 1998. The Company agreed to several extensions of the maturity date until Prime Capital repaid all amounts due under the agreement in November 1999.

  . On March 30, 2001, the Company loaned $12 million to Prime Aurora, L.L.C., a wholly-owned subsidiary of Prime Group Realty, L.P. The loan initially bore interest at a rate of 12% per annum, but the rate was increased to 16% per annum effective March 31, 2001, following Prime Group Realty's failure to engage FBR by the close of business on April 6, 2001, to provide investment banking services to Prime Group Realty. The Company was paid a commitment fee of $120,000 at closing. The loan matures on June 29, 2001, subject to a one-time right of the borrower to extend the loan through September 30, 2001, upon payment of an extension fee of $120,000. Prime Aurora granted to the Company a first lien mortgage on approximately 97 acres of unimproved land owned by Prime Aurora and located in Aurora, Illinois. No assurances can be provided that the value of the property encumbered by this mortgage will be sufficient to secure the loan. Prime Group Realty has unconditionally guaranteed all obligations of Prime Aurora in connection with the loan.

The Company has made the following additional investments in companies with which FBR Group or one or more of its affiliates has a relationship:

  . Friedman, Billings, Ramsey & Co., Inc. was the lead underwriter in October 1997 of an initial public offering by Imperial Credit Commercial Mortgage Investment Corporation of 30 million shares of common stock at a public offering price of $15 per share. The underwriting discount was 7%. Beginning in December 1997, the Company purchased in open-market transactions 900,000 shares of Imperial Credit common stock at an average price per share of $14.50. On June 30, 1999, the Company purchased 400,000 shares of Series B 14.5% cumulative preferred stock of Imperial Credit Industries, Inc., an affiliate of Imperial Credit, in a privately negotiated transaction for $25 per share. The preferred shares were redeemed by Imperial Credit Industries, Inc. in November 1999. On July 22, 1999, Imperial Credit Industries, Inc. and Imperial Credit Commercial Mortgage Investment Corporation entered into a merger agreement under which Imperial Credit Industries would acquire all of the outstanding capital stock of Imperial Credit Commercial Mortgage for a cash purchase price of $11.50 per share, subject to increase under certain circumstances. On March 31, 2000, in connection with the merger of Imperial Credit Commercial Mortgage with Imperial Credit Industries, the Company received a cash payment of

     $10,417,792, or $11.57 per share, for its investment in Imperial Credit Commercial Mortgage Investment Corporation.

  . In connection with the organization of Building One Services Corporation, formerly known as Consolidated Capital Corporation the Company acquired 500,000 shares of Building One in December 1997 for $10,000,000, or $20 per share. At the time of the acquisition, the Company was a wholly-owned subsidiary of FBR Group. Friedman, Billings, Ramsey & Co., Inc. was the lead underwriter of a $480 million initial public offering by Building One that closed in December 1997. The public offering price was $20 per share and the underwriting discount was 7%.
     W. Russell Ramsey, one of FBRIM's executive officers, served as a director of Building One until June 30, 1999. On May 11, 1999, Building One Services Corporation announced the results of a self tender offer that expired on April 29, 1999. Pursuant to Building One's tender offer, the Company sold 297,341 of its Building One common shares for a price of $22.50 per share, or $6.7 million. The Company sold an additional 67,800 shares of Building One during the first quarter 2000 on the open market at an average price of $9.78 per share. The Company retained 124,858 shares of Building One's common stock, which was converted into 168,573 shares of the common stock of Encompass Service Corporation in a merger at an exchange ratio of 1.25 to 1. The Company sold its shares of Encompass Service Corporation in March 2001 for a price of $5.45 per share, or $266,956.

  . Friedman, Billings, Ramsey & Co., Inc. was the lead underwriter in January 1998 of an initial public offering by Resource Asset Investment Trust of 2,833,334 shares at a public offering price of $15 per share. The underwriting discount was 7%. From February 1998 until June 1998, the Company purchased in open-market transactions 344,575 shares of Resource common stock at an average price per share of $15.36. The closing price of shares of Resource common stock on April 19, 2001, was $14.32 per share. Friedman, Billings, Ramsey & Co., Inc. was also the lead underwriter for a secondary offering on March 23, 2001, by Resource Asset of 2,800,000 shares of common stock at a public offering price of $13.75 per share.

  . Friedman, Billings, Ramsey & Co., Inc. was the lead underwriter in February 1998 of an initial public offering by Capital Automotive REIT of 20 million shares at a public offering price of $15 per share. The underwriting discount was 7%. In a privately negotiated transaction that closed at the same time, the Company purchased from Capital Automotive 1,792,115 shares for $25 million, or $13.95 per share. The Company currently owns 1,670,115 shares of Capital Automotive common stock. The closing price of shares of Capital Automotive common stock on April 19, 2001, was $15.93 per share.

  . Friedman, Billings, Ramsey & Co., Inc. was the lead underwriter in March 1998 of an initial public offering by Anthracite Capital, Inc. of 20 million shares at a public offering price of $15 per share. The underwriting discount was 7%. In a privately negotiated transaction that closed at the same time, the Company purchased from Anthracite 716,846 shares for $10 million, or $13.95 per share. In September and October 1998, the Company purchased an additional 865,000 shares of Anthracite in open-market transactions for $8.3 million, or an average price per share of $9.64. The Company sold all of its shares of Anthracite in November 2000 at an average price of $7.22 per share.

  . Friedman, Billings, Ramsey & Co., Inc. was the lead underwriter in April 1998 of an initial public offering by Chastain Capital Corporation of 7,380,000 common shares at a public offering price of $15 per share. The underwriting discount was 7%. In a privately negotiated transaction that closed at the same time, the Company purchased from Chastain 700,000 shares for $9,765,000, or $13.95 per share. In the fourth quarter of 1998, the Company recorded a charge to operations in the amount of $6,615,000 to reflect management's determination that the decline in the value of Chastain's stock was other than temporary. On May 14, 1999, Chastain announced that its board of directors had voted to sell all of Chastain's assets, either through a plan of liquidation or through a sale of the company. On December 15, 1999, the Company received a liquidating distribution from Chastain in the amount of $5,215,000. The Company sold 700,000 shares of Chastain during the first quarter of 2000 on the open market for $611,093 or at an average price of $0.87 per share.

  . On January 24, 2001, the Company purchased 800,000 shares, or approximately 3.3%, of the outstanding, common stock of Annaly Mortgage Management, Inc. at a price of $8.93 per share in a non-underwritten public offering which was held concurrently with a secondary underwritten public stock offering of Annaly's common stock. Friedman, Billings, Ramsey & Co. Inc., an affiliate of FBR, was the lead underwriter in the underwritten stock offering. An affiliate of Annaly is the sub-manager of the Company's mortgage portfolio. The closing price of shares of Annaly common stock on April 19, 2001, was $11.57 per share.

  . In January 2000, Friedman, Billings, Ramsey & Co., Inc. was the lead underwriter of an initial public offering by Atlas Pipeline Partners, L.P. of 1,800,000 common units at a public offering price of $13.00 per unit. The Company purchased 149,000 units for a price of $1.8 million, or $12.09 per unit, in a privately negotiated purchase that closed concurrently with the initial public offering. The Company sold its investment in Atlas Pipeline during the fourth quarter of 2000 for a total price of $2.7 million, or an average price per unit of $18.13.

The Management Agreement

The Company has a management agreement with FBRIM expiring on December 17, 2001. The management agreement may be renewed for additional one year periods. FBRIM is an affiliate of FBR Group. FBRIM performs portfolio management services on behalf of the Company. These services include, but are not limited to,

  .  consulting with the Company on purchase and sale opportunities,

  . collection of information and submission of reports pertaining to the Company's assets, interest rates, and general economic conditions, and

  . periodic review and evaluation of the performance of the Company's portfolio of assets.

The Management Fee

Base Management Fee

FBRIM is entitled to receive a quarterly base management fee equal to the sum of:

  . 0.25% per annum of the average book value of the Company's mortgage assets during each calendar quarter, and

  . 0.75% per annum of the average book value of the remainder of the Company's invested assets during each calendar quarter.

Incentive Compensation

FBRIM is also entitled to receive incentive compensation based on the Company's performance. For each calendar quarter, FBRIM is entitled to receive 25% of the "Incentive Calculation Amount" for the 12 month period ending with the end of that calendar quarter.

The "Incentive Calculation Amount" for any 12 month period means an amount equal to the product of

  (A) 25% of the dollar amount by which

    (1) (a) the Company's Funds from Operations (before the incentive fee) per share of common stock, based on the weighted average number of shares outstanding, (b) plus gains or minus losses from debt restructuring and sales of property per share, based on the weighted average number of shares outstanding, exceed

    (2) an amount equal to (a) the weighted average of the price per share at the initial offering price ($19.87) and the price per share at any secondary offerings by the Company multiplied by (b) the 10-Year U.S. Treasury Rate plus five percent per annum multiplied by

  (B) the weighted average number of common shares outstanding during the applicable period.

"Funds from Operations" as defined by the National Association of Real Estate Investment Trusts means net income computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles and should not be considered as an alternative to net income as an indication of the Company's performance or to cash flows as a measure of liquidity or ability to make distributions.

As used in calculating FBRIM's compensation, the term "10-Year U.S. Treasury Rate" means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed-rate securities, adjusted to constant maturities of ten years, published by the Federal Reserve Board during a quarter. The average weekly 10-Year U.S. Treasury Rate for the year ended December 31, 2000, was 6.03%.

In December 1997, FBRIM also received options to purchase 1,021,900 shares of the Company's common stock at $20 per share. The estimated value of these options at the time of grant was $909,492, based on a discounted Black-Scholes valuation, and was amortized over the initial term of the management agreement. The value of these options has been fully amortized by the Company. FBRIM agreed to the rescission of options to purchase 155,000 common shares in connection with the establishment of the Company's stock incentive plan.

The Sub-Manager

On February 14, 2000, FBRIM entered into a sub-management agreement with Fixed Income Discount Advisory Company, Inc. ("FIDAC") to advise FBRIM with respect to management of the Company's mortgage portfolio. FIDAC replaced Blackrock Financial Management, Inc. as sub-advisor with respect to the Company's mortgage portfolio. As compensation for rendering services, FIDAC is entitled to a sub-advisory fee based on the average gross asset value managed by FIDAC.

FIDAC is a registered investment adviser under the Investment Adviser's Act of 1940. FIDAC, in its discretion, subject to the supervision of FBRIM and the Company's Board of Directors, evaluates and monitors the Company's mortgage portfolio.

FIDAC is an affiliate of Annaly Mortgage Management, Inc., a mortgage REIT which is listed for trading on the New York Stock Exchange under the symbol "NLY." The Company owns approximately 3.3% of the outstanding common stock of Annaly.

STOCK OPTIONS

The Company has adopted the FBR Asset Investment Corporation Stock Incentive Plan that provides for the grant of both tax-qualified incentive stock options and non-qualified stock options. The Company's Board of Directors, or a committee appointed by the Board, administers the stock incentive plan, which is designed to promote the success and enhance the value of the Company by linking the interests of those who provide services to the Company with the interests of the Company's shareholders, and by providing those persons with an incentive for outstanding performance. The stock incentive plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain persons upon whose judgment, interest, and special efforts the Company's successful operation is largely dependent.

Officers, employees, and directors of the Company and FBR, as well as other persons who provide services to the Company, are eligible to participate in the stock incentive plan. The Board of Directors or a committee of the Board of Directors determines which officers, employees, and service providers will participate in the plan and sets the terms of these persons' awards.

The stock incentive plan provides that the total number of shares of common stock available for issuance under the plan may not exceed 155,000 shares. Unless otherwise determined by the Company's Board of Directors, the term of each stock option granted under the plan is 10 years and the exercise price is the closing price of the Company's common stock on the trading day preceding the date of grant. The exercise prices of options that have been granted under the stock incentive plan range from $15 per share to $20 per share. A participant exercising an option may pay the exercise price in full in cash or by forfeiting options with a value equal to the exercise price of the exercised option, or, if approved by the Board of Directors, with previously acquired shares of common stock, or a combination of the foregoing.

The Company's Board of Directors may at any time terminate, amend, or modify the stock incentive plan; provided that no termination, amendment, or modification may impair the rights of option holders, and no amendment may be made without shareholder approval to the extent shareholder approval is required by law or stock exchange rules.

The Company's Board of Directors did not approve the granting of any options to acquire shares of the Company's common stock during the 2000 fiscal year.

EXECUTIVE COMPENSATION

The Company does not have any employees. The Company is managed by FBRIM pursuant to the Management Agreement between the Company and FBRIM. All of the Company's executive officers are employees of FBR Group or one or more of its affiliates. The Company has not paid, and does not intend to pay, any annual compensation to its executive officers.

PERFORMANCE GRAPH

The following graph compares the change in the Company's shareholder cumulative total return on the common stock for the period September 29, 1999, which was the first day the Company's common stock actually traded on the American Stock Exchange, through December 31, 2000, with the changes in the Standard & Poor's 500 Stock Index and the Morgan Stanley REIT Index for the same period, assuming a base share price of $100 for the common stock and each index for comparative purposes. Total return equals appreciation in stock price plus dividends paid, and assumes that all dividends are reinvested. The information herein has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed. The performance graph is not necessarily indicative of future investment performance.

The Company's common stock was originally issued on December 11, 1997, in a private placement of 10,415,827 shares at a purchase price of $20.00 per share. Based on market conditions in the public REIT sector, the Board of Directors authorized a stock repurchase program on September 8, 1998. During the 2000 fiscal year, the Company repurchased 1,921,909 shares of its common stock at an average price of $13.23 per share.




                                    [GRAPH]


                                FB         Morgan Stanley      S&P
                             Indexed         Reit Index       Reinv
                          ---------------------------------------------
0/29/99                        100             100             100
 Sep-99                         96             101             101
 Oct-99                         97              99             107
 Nov-99                        117              97             109
 Dec-99                        126             100             115
 Jan-00                        124             101             109
 Feb-00                         96              99             107
 Mar-00                        106             103             118
 Apr-00                        119             110             114
 May-00                        130             111             112
 Jun-00                        144             114             115
 Jul-00                        153             124             113
 Aug-00                        157             119             120
 Sep-00                        165             122             113
 Oct-00                        186             117             112
 Nov-00                        185             119             104
 Dec-00                        216             127             105

ANNUAL REPORT TO SHAREHOLDERS

The Company's Annual Report on Form 10-K is enclosed with this Proxy Statement.

SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

A shareholder who wishes to introduce a proposal for consideration at the Company's 2002 annual meeting of shareholders may seek to have that proposal included in the Company's proxy statement pursuant to U.S. Securities and Exchange Commission ("SEC") Rule 14a-8. To qualify for this, the proposal must be submitted to the Company not later than December 26, 2001, and must satisfy the other requirements of Rule 14a-8. The submission of a shareholder proposal does not guarantee that it will be included.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board of Directors in compliance with applicable state law and the Company's Bylaws. The Company's Bylaws provide that a proposal or nomination must be in writing and must be delivered to the Secretary of the Company at its executive offices by personal delivery or United States mail not later than 90 days in advance of the 2002 annual meeting. Any such notice must satisfy the other requirements with respect to such proposals and nominations contained in the Company's Bylaws. If a shareholder fails to meet the deadlines specified by SEC Rule 14a-8 and the Company's Bylaws or fails to comply with the requirements of SEC Rule 14a-4, the Company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal.

OTHER MATTERS

The Board of Directors knows of no other business to be brought before the annual meeting. If any other matters properly comes before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

The expenses of preparing, printing and assembling the materials used in the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of certain officers and employees of FBR Group or its affiliates (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by mail, telephone and facsimile from brokerage houses and other stockholders. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners of the Company's common stock. Also, the Company has retained D.F. King & Co., Inc. to aid in the solicitation of proxies. D.F. King & Co., Inc. will receive a fee of $4,500 and reimbursement of out-of-pocket expenses, all of which will be paid by the Company.

No person is authorized to give any information or to make any representation not contained in this proxy statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This proxy statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the proxy statement.

                                                                       Exhibit A

                        FBR ASSET INVESTMENT CORPORATION

                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

                                 March 15, 2001

I. MEMBERSHIP

  The Audit Committee shall be comprised of three or more directors appointed by the Board of Directors, one of whom shall be designated by the Board as Chairman. Each member of the Audit Committee shall be an "independent" director within the American Stock Exchange definition of "independence". Each member of the Audit Committee must be financially literate, or become financially literate within a reasonable period of time after appointment to the Committee, and at least one member shall have accounting or related financial management expertise, as such qualifications are defined in the AMEX rules.

II. MEETINGS

  The Audit Committee shall meet as often as may be deemed necessary or appropriate in its judgement, generally at least three times each year, either in person or telephonically. The Audit Committee shall meet in executive session with the independent auditors at least annually. The Audit Committee shall report to the full Board of Directors with respect to its meetings. The majority of the members of the Audit Committee shall constitute a quorum.

III. DUTIES AND RESPONSIBILITIES

  The Audit Committee is appointed to assist the Board of Directors in monitoring the Company's financial reporting process. The Audit Committee will assume such additional responsibilities as may be specifically assigned to it by the Board of Directors from time to time. Specifically, the Audit Committee shall:

Independent Auditor

  1. Recommend to the Board of Directors (i) the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board, and (ii) the approval of the general terms of the engagement of the independent auditor, including the scope of the engagement, the fee arrangements, and the staffing of the engagement.

  2. Review the written statement from the independent auditor, provided pursuant to Independent Standard Boards Standard No. 1, concerning any relationships that may adversely impact the independence of the auditor and discuss such statement with the auditor.

  3. Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

Financial Reporting Processes

  4. Review with management and the independent auditor the results of any significant matters identified by the independent auditor and brought to the attention of the Audit Committee by the independent auditor as a result of the independent auditor's interim review procedures with respect to the Company's quarterly financial statements. The Audit Committee Chairman may perform this responsibility on behalf of the Audit Committee.

  5. Meet with the independent auditor prior to the audit to review its audit procedures, including the scope, fees, timing and staffing of the audit.

  6. Review with the independent auditor and management the annual audited financial statements, as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

  7. Review with the independent auditor the results of the annual audit examination and any management letter provided by the auditor and the Company's response to that letter.

  8. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

  9. Review with the Company's chief legal counsel legal matters that may have a material impact on the financial statements, and any significant reports or inquiries received from regulators or governmental agencies.

  10. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

  11. Meet at least annually with the Chief Financial Officer and the independent auditor in separate executive sessions.

Other Matters

  12. Review and reassess the adequacy of this Audit Committee Charter annually and recommend any proposed changes to the Board for approval.

  13. Prepare the report of the Audit Committee required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

  14. Be available to the independent auditor during the year, as may be requested by the independent auditor.

IV. GENERAL

  The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultant to, the Committee.

  While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

                       FBR ASSET INVESTMENT CORPORATION

                                 Potomac Tower
                         1001 Nineteenth Street North
                           Arlington, Virginia 22209
--------------------------------------------------------------------------------
                                Revocable Proxy
--------------------------------------------------------------------------------
                        ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 24, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FBR ASSET INVESTMENT CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2001, AND ANY ADJOURNMENTS THEREOF.

The undersigned hereby appoints Kurt R. Harrington, Mary A. Sheehan, John M. Blassingame or any one of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all common stock of the undersigned in FBR Asset Investment Corporation (the "Company") at the Annual Meeting of Shareholders to be held at the Key Bridge Marriott Hotel 1401 Lee Highway, Arlington, Virginia, on Thursday, May 24, 2001 at 10:00 a.m., and at any adjournments thereof.

    PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE

--------------------------------------------------------------------------------

          Please date, sign and mail your
         proxy card back as soon as possible!

          Annual Meeting of Shareholders
          FBR ASSET INVESTMENT CORPORATION

              MAY 24, 2001

                                          Please Detach and Mail in the Envelope Provided
------------------------------------------------------------------------------------------------------------------------------------
A [X] Please mark your
      vote as in this
      example.
                                   WITHHOLD
                                   AUTHORITY
   FOR NOMINEES                 TO VOTE FOR ALL
  LISTED AT RIGHT               NOMINEES LISTED
                                                                                                         FOR     AGAINST     ABSTAIN
1. ELECTION OF [ ]               [ ] NOMINEES:     Eric F. Billings     2. PROPOSAL TO RATIFY THE        [ ]       [ ]          [ ]
   DIRECTORS                                       Emanuel J. Friedman     APPOINTMENT OF ARTHUR
                                                   Peter A. Gallagher      ANDERSEN LLP AS INDEPENDENT
(INSTRUCTION: To withhold authority to vote        Stephen D. Harlan       AUDITORS FOR THE FISCAL
for any individual nominee, strike a line          Russell C. Lindner      YEAR ENDED  DECEMBER 31, 2001
through the nominee's name on the list at right)
                                                                        3. In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to
                                                                           vote upon such other business as may properly come before
                                                                           the meeting or any adjournments thereof.

                                                                        This proxy, when properly executed, will be voted in the
                                                                        manner directed herein by the undersigned shareholder. If
                                                                        no direction is made, this proxy will be voted FOR the
                                                                        election of each nominee for director and FOR ratification of the appointment of the Company's independent auditors.

                                                                        PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                                                                        PROMPTLY, USING THE ENCLOSED ENVELOPE.

                                                                                     PLEASE MARK HERE IF YOUR ADDRESS HAS
                                                                                      CHANGED AND NOTE CORRECTION BELOW: [ ]

  Signature_________________________________________Title____________________________________Dated________________________, 2001

  NOTE:   Please sign name exactly as it appears above. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.
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